DATED THIS 14 Mar 2008

OCEAN CONVERSION (BVI) LTD

and

CONSOLIDATED WATER CO. LTD.

AMENDING DEBENTURE

MYERS & ALBERGA
Harbour Place,
103 South Church Street,
Grand Cayman KY1-1106
Cayman Islands B.W.I.

THIS AMENDING DEBENTURE is made on 14th of March 2008

BETWEEN:

(1)	Ocean Conversion (BVI) Ltd. of Baughers Bay, Tortola, British Virgin Islands a company incorporated under the laws of the British Virgin Islands with registered number 682861 (the “Chargor”); and

(2)	Consolidated Water Co. Ltd., of Grand Cayman, Cayman Islands, a company incorporated under the laws of the Cayman Islands (the “Chargee”)

WHEREAS:

(1)
By a Debenture dated 24th August 2007 (the “Debenture”) the Chargor charged its assets, present and future including its uncalled capital and goodwill to the Chargee to secure the Secured Obligations; and

(2)	The Chargee at the request of the Chargor has agreed to amend Clause 2.1 (c) of the Debenture as appears below.

NOW THIS AMENDING DEBENTURE WITNESSES as follows:

1.	In this Amending Debenture, words defined in the Debenture have the same meaning.

2.	Clause 2.1 (c) of the Debenture is amended by deleting “15 September 2007” and substituting therefor “1st January 2009”.

3.	In all other respects the Debenture is confirmed.

Executed and delivered as a Deed on behalf of
OCEAN CONVERSION (BVI) LTD.
By its authorised signatories:

/s/ Frederick W. McTaggart
Name:
Title: Director

/s/ Raymond Whittaker
Name:
Title: Director

CONSOLIDATED WATER CO. LTD.
By its authorised signatories:

/s/ Frederick W. McTaggart
Name:
Title: Director

/s/ Raymond Whittaker
Name:
Title: Director